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                        COVENANT NOT TO COMPETE AGREEMENT
                      Compost America Holding Company, Inc.


         This Covenant Not to Compete Agreement dated _______________, 2000 (this "Agreement"), is by and between Synagro Technologies, Inc., a Delaware corporation ("Purchaser"), and Compost America Holding Company, Inc., a New Jersey corporation ("Compost").

         WHEREAS, Purchaser has entered into a Stock Purchase Agreement with Compost to purchase all the outstanding capital stock of Environmental Protection & Improvement Company, Inc., a New Jersey corporation (the "Company"), dated March 31, 2000 (the "Stock Purchase Agreement"); and

         WHEREAS, Purchaser wishes to secure from Compost its Agreement Not to Compete with Purchaser and its agreement to assure the confidentiality of certain information relating to the Company in order that Purchaser can successfully operate the business acquired pursuant to the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein and in the Stock Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Acknowledgments and Agreements by Compost. Compost hereby acknowledges and agrees that:

            (a) The Purchaser would not have entered into the Stock Purchase Agreement if Compost had not executed and delivered this Agreement to the Purchaser; and

            (b) Compost, as the sole shareholder of the Company, has had access to information that is confidential to the Company and thus to the Purchaser, that constitutes a valuable, special and unique asset of the Purchaser, and with respect to which the Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for enforcement of this Agreement).

         2. Consideration. Compost's obligations under this Agreement are in consideration for the purchase price set forth in the Stock Purchase Agreement.

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         3. Non-Competition Covenant.

            (a) For a period of four (4) years beginning on the date hereof (the "Covenant Period"), Compost agrees that it will not, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant, representative, or in any other capacity:

                (i) within southeastern New York (New York City and the counties of Nassau, Suffolk, Westchester, Rockland, Orange and Putnam), northern New Jersey (the counties of Monmouth, Mercer, Middlesex, Hunterdon, Somerset, Union, Warren, Morris, Essex, Hudson, Sussex, Passaic and Bergen) and southwestern Connecticut (the counties of Litchfield, Fairfield and New Haven) (collectively, the "Restricted Area") carry on or be engaged or otherwise take part in the Transportation Business (as defined below). Notwithstanding this provision, Purchaser and the Company acknowledge that Compost is or may become an owner of up to 100% of an intermodal barge-to-rail development company, American Marine Rail ("AMR"), that currently is competing for barge-to-rail municipal solid waste transportation and disposal contracts in the Restricted Area, and agree that such competition shall not be deemed to violate this Agreement;

                (ii) solicit, contact or enter into any agreement or contract with any current employee or current customer (with respect to the Company's Biosolids Business within the Restricted Area) of the Company which results in activities that are competitive with the Company's Biosolids Business (as defined below); or

                (iii) request that any current employee or current customer of the Company curtail or cancel its business or refrain from doing business with Purchaser or the Company or any Affiliate of the Purchaser or the Company in the Biosolids Business or the Transportation Business in the Restricted Area.

            (b) For a period of two (2) years beginning on the date hereof, Compost agrees that it will not, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant, representative or in any other capacity hire, or solicit the employment, or cause or attempt to cause to leave the employment of the Company, any person who is currently employed by the Company.

            (c) The provisions of 3(a) above notwithstanding, Compost may engage in the Biosolids Business in the Restricted Area if (i) such engagement is incidental to the establishment or operation of an in-vessel or outdoor composting facility wherein municipal sludge, municipal solid waste and/or agricultural or other biosolids are treated and converted


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         into a usable compost product and (ii) the volume of municipal sludge used in such Biosolids Business does not exceed an average of 500 wet tons for each day that Compost accepts municipal sludge.

            (d) Without limiting the generality of the provisions of this
         Section 3, Compost shall be deemed to be engaged in the Biosolids Business or the Transportation Business if it (whether alone or in association with one or more other persons) is an owner, proprietor, partner, stockholder, independent contractor, or joint venturer of, or a consultant or lender to, or an investor in any manner in, any person who or which is directly or indirectly engaged in such business. Notwithstanding the foregoing provisions of this Section 3, Compost may own, solely as an investment, securities of entities in the Biosolids Business or the Transportation Business if Compost (i) is not an Affiliate of the issuer of such securities and (ii) does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part.

            (e) Compost acknowledges and agrees that the limitations imposed by this non-competition covenant as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Purchaser.

            (f) "Affiliate" means, with respect to a specified person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. None of Wasteco and its affiliates shall be deemed an affiliate of Longo or his affiliates. None of Longo and his affiliates shall be deemed an affiliate of Wasteco or its affiliates. The term "Affiliate" as used with respect to Wasteco shall include only the Private Investment Division (and no other part) of Wafra Investment Advisory Group, Inc. and persons or entities controlled by that Division. The term Wasteco shall include Wafra Acquisition Fund 7, L.P. and persons or entities controlled by that entity.

            (g) "Biosolids Business" means the management of biosolids, limited to the collection, rail transportation, land application and/or landfilling of municipal sludge, agricultural and other biosolids.

            (h) "Transportation Business" means transporting biosolids, incinerator ash and/or soils by intermodel rail hauling for landfilling or for land application or beneficial reuse.


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         4. Confidential Information. During the Covenant Period and thereafter,
Compost shall hold in strict confidence, and shall not disclose to any person (other than officers, directors, employees, agents and consultants of the Purchaser) any confidential information of the Purchaser, its Affiliates or the Company. For purposes of this Section 4, the term "confidential information" shall include, without limitation, trade secrets, client and customer lists, client or consultant contracts and the details thereof, pricing policies, operational methods, marketing plans or strategies, business acquisition and expansion plans, personnel acquisition plans and all other information pertaining to the business of the Purchaser, its Affiliates or the Company, whether previously existing or pursuant to operation of the businesses purchased pursuant to the Stock Purchase Agreement, that is not publicly available.
Compost shall not use such confidential information except for the sole benefit of the Purchaser and to consummate the transactions contemplated by the Stock Purchase Agreement.

         5. Remedies. Purchaser and Compost hereby agree that if Compost violates or threatens to violate any of the provisions of this Agreement, it would be difficult to determine the entire cost, damage or injury which the Purchaser would sustain. Notwithstanding the above, Compost acknowledges that if it violates or threatens to violate any of the provisions of this Agreement, the Purchaser may have no adequate remedy at law. In that event, the Purchaser shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by Compost of any provision of this Agreement or to compel specific performance by Compost of one or more of its obligations under this Agreement (any requirement for the posting of a bond for such injunction is hereby expressly waived). The seeking or obtaining by the Purchaser of such injunctive relief shall not foreclose or in any way limit the right of the Purchaser to obtain a money judgment against Compost for any damage to the Purchaser that may result from any breach by Compost of any provision of this Agreement.

         6. Reformation of Covenants. Compost acknowledges that the covenants contained in Sections 3 and 4 are reasonable in geographical and temporal scope and in all other respects. If any court determines that any of such covenants, or any part thereof, are unenforceable, then (a) the remainder of such covenants shall not be affected by such determination and (b) those of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against Compost.

         7. Miscellaneous.

            (a) Severability. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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            (b) Waivers. No delay or omission by the Purchaser in exercising any right of the Purchaser under this Agreement shall operate as a waiver of that or any other right. A waiver by the Purchaser on any one occasion of any particular right shall be effective only in that particular instance and shall not be construed as a waiver of that or any other right on any other occasion.

            (c) Amendment of this Agreement. This Agreement may be amended only by an amendment hereto in writing that is executed by the Purchaser and Compost.

            (d) Headings for Convenience Only. The headings contained in this Agreement are intended solely for the convenience of the parties to this Agreement and shall not affect their rights.

            (e) Notices. All notices and other communications required or permitted to be delivered pursuant to any provision of this Agreement shall be in writing and addressed as follows:

(i) If to the Purchaser:

                Synagro Technologies, Inc.
                1800 Bering Drive, Suite 1000
                Houston, Texas 77057
                Attention: Mr. Alvin L. Thomas II
                Telecopy No.:  713/369-1760

    With copies (which shall not constitute notice) to:

                Locke Liddell & Sapp LLP
                3400 Chase Tower
                600 Travis St.
                Houston, Texas 77002
                Attention:  Mr. Michael T. Peters
                Telecopy No.: 713/223-3717

(ii) If to Compost, to:

                Compost America Holding Company, Inc.
                One Gateway Center, 25th Floor
                Newark, New Jersey 07102
                Attention: Office of the President
                Telecopy:  973/297-5454


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                with a copy (which shall not constitute notice) to:

                Greenberg Traurig
                2050 One Commerce Square
                2005  Market Street
                Philadelphia, Pennsylvania 19103
                Attention: Theodore W. Mason, Esq.
                Telecopy:  215/988-7801

The address of either party set forth above may be changed by such party by delivering notice of such change to the other party to this Agreement. Any notice mailed shall be deemed to have been given and received on the third business day following the day of deposit in the United States mail.

            (f) Assignments. The rights and obligations of the parties under this Agreement may not be assigned without the consent of the parties hereto; provided, however, that in the event of any reorganization or restructuring of the Purchaser in which the business of the Purchaser or the Company is transferred to an Affiliate, this Agreement and the rights and obligations of the Purchaser hereunder shall automatically be assigned to such Affiliate, and the rights and obligations of Compost hereunder shall continue in effect.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

            (h) Legal Fees. Should Purchaser seek to enforce this Agreement by court action and fail to obtain a decree or judgment in its favor, Purchaser shall pay to Compost all of Compost's reasonable costs of defense, including reasonable counsel fees.

                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              SYNAGRO TECHNOLOGIES, INC.



                              By:_______________________________________________
                                 Mark A. Rome, Executive Vice President


                              COMPOST AMERICA HOLDING COMPANY, INC.



                              By:_______________________________________________
                                 Christopher J. Daggett, Office of the President


                              By:_______________________________________________
                                 Marvin H. Roseman, Office of the President


                              By:_______________________________________________
                                 Richard L. Franks, Assistant Secretary


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